EXHIBIT 15.1

July 26, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 26, 2006 on our review of the interim financial information of Cabot Oil & Gas Corporation (the “Company”) for the three and six month periods ended June 30, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 333-37632, 33-53723, 33-35476, 33-71134, 333-92264, 333-123166 and 333-135365) and Form S-3 (File Nos. 333-68350 and 333-83819).

Very truly yours,

/s/ PricewaterhouseCoopers LLP